EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NOVEMBER 2, 2005

TANDY LEATHER FACTORY REPORTS 3RD QUARTER EPS UP 50%

FORT WORTH, TEXAS - Tandy Leather Factory, Inc. (AMEX: TLF) today reported financial results for the third quarter of 2005. Consolidated net income for the quarter ended September 30, 2005 was $696,000 compared to consolidated net income of $427,000 for the third quarter of 2004. Fully diluted earnings per share for the quarter was $0.06, compared to $0.04 in the same quarter of last year. Total sales for the quarter ended September 30, 2005 increased 11.3% to $11.8 million from $10.6 million for the same quarter last year.

Consolidated sales for the nine months ended September 30, 2005 were $36.7 million, an increase of 8.7% over $33.7 million, total sales for the first nine months of 2004. Consolidated net income for the first nine months of 2005 was $2.5 million or $0.23 per fully-diluted share versus $1.9 million or $0.17 per fully-diluted share in the comparable period last year.

Sales in the Retail Leathercraft segment, which consists of the Tandy Leather stores, increased $1.1 million in the third quarter, a 37% improvement over last year's third quarter. Forty-eight stores comprised the Tandy Leather's retail operations on September 30, 2005, compared to thirty-six retail stores a year ago. Two stores were added in the third quarter of 2005 bringing the total number of new stores added in 2005 to six as of the end of the quarter. For the first nine months of 2005, Retail Leathercraft’s sales increased $3.4 million, or 37%, over the first nine months of 2004. Third quarter sales for the Wholesale Leathercraft segment, which consists of the Leather Factory wholesale centers and national account group, increased $190,000 over the same quarter last year, a 2.7% increase. The wholesale centers contributed $166,000 to the increase while the national account group contributed $24,000. For the first nine months of 2005, Wholesale Leathercraft’s sales were down $97,000 over the same period in 2004. The decrease is due predominantly to the national account group sales, which were down $560,000 for the year, versus the sales increase at the wholesale centers of $463,000.

Consolidated gross profit margin for the current quarter was 57.4%, improving from 56.1% for the third quarter of 2004. For the first three quarters, consolidated gross profit margin for the current year was 56.8%, an improvement over last year's gross profit margin of 55.3%. Consolidated operating expenses rose $714,000 in the current quarter and $1.4 million for the first nine months over the same periods a year ago. Costs associated with the new retail stores (personnel, rents, utilities, etc.), marketing and advertising costs account for the majority of the increase.

Wray Thompson, Chairman and Chief Executive Officer, commented, “We performed well in the third quarter, given that it is always one of our weakest quarters of the year. Our Retail Leathercraft segment reported a 37% sales gain for the quarter and same store sales, consisting of 36 Tandy Leather stores, were up 11%. The Leather Factory wholesale centers, part of the Wholesale Leathercraft segment, reported a 2.8% sales gain for the quarter, and our national account group ended the quarter with a modest sales increase of 2%, the first quarterly sales gain in two years. Both segments contributed strongly to the increase in operating income of 14% and 23% for the third quarter and year, respectively. As a result, we are re-iterating our 2005 guidance of $48-51 million in revenue and EPS of 30-34 cents.”

Financial Outlook:

The following statements are based on TLF's current expectations as of November 2, 2005. These statements are forward-looking statements and should be read in conjunction with the cautionary information about these statements that appears below.

The Company plans to open 12 Tandy Leather retail stores in 2006 and estimates consolidated net sales for 2006 will be in the range of $50 to $54 million. Diluted EPS for 2006 is expected to be in the range of $0.35 to $0.38. Average diluted shares outstanding in 2006 are estimated to be approximately 11 million shares. The Company assumes an effective tax rate for the year between 35% and 37%.

Tandy Leather Factory, Inc., (http://www.leatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products as The Leather Factory through its wholesale centers and as Tandy Leather Company through its retail stores (http://www.tandyleather.com). Its common stock trades on the American Stock Exchange with the symbol "TLF".

Contact:	Wray Thompson, CEO, Tandy Leather Factory, Inc.	(817) 496-4414
Shannon L. Greene, CFO, Tandy Leather Factory, Inc.	sgreene@leatherfactory.com

This news release may contain forward-looking statements. All forward-looking statements made here or in other news releases issued by Tandy Leather Factory, Inc. are based on current expectations as of the date of the release. These forward-looking statements involve risks and uncertainties that could cause the results of Tandy Leather Factory, Inc. to differ materially from management’s current expectations. Many of these risks and uncertainties are detailed from time to time in TLF’s reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q. Investors are reminded that past performance may not be predictive of future results.

Selected financial data:

	Quarter Ended 09/30/05		Quarter Ended 09/30/04
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$7,257,584	$652,726	$7,067,483	$583,253
Retail Leathercraft	4,197,711	242,499	3,053,712	168,459
Other	321,838	2,901	458,879	23,531
Total Operations	$11,777,133	$898,126	$10,580,074	$775,243

	Nine Months Ended 09/30/05		Nine Months Ended 09/30/04
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$22,836,543	$2,682,885	$22,934,369	$2,306,807
Retail Leathercraft	12,577,621	1,043,952	9,193,196	660,782
Other	1,252,185	62,451	1,593,199	108,625
Total Operations	$36,666,349	$3,789,288	$33,720,764	$3,076,214

Wholesale Leathercraft	Quarter Ended 09/30/05	Quarter Ended 09/30/04
	Sales	Sales
Distribution centers	$6,077,364	$5,910,887
National account group	1,180,220	1,156,596
Total Sales - Wholesale Leathercraft	$7,257,584	$7,067,483

Wholesale Leathercraft	Nine Months Ended 09/30/05	Nine Months Ended 09/30/04
	Sales	Sales
Distribution centers	$19,108,181	$18,645,805
National account group	3,728,363	4,288,564
Total Sales - Wholesale Leathercraft	$22,836,544	$22,934,369

Retail Leathercraft	Quarter Ended 09/30/05		Quarter Ended 09/30/04
	# of stores	Sales	# of stores	Sales
Same store sales	36	$3,393,999	36	$3,053,712
New store sales	12	803,712	-	-
Total Sales - Retail Leathercraft		$4,197,711		$3,053,712

Retail Leathercraft	Nine Months Ended 9/30/05		Nine Months Ended 09/30/04
	# of stores	Sales	# of stores	Sales
Same store sales	32	$9,758,809	32	$9,024,854
New store sales	16	2,818,812	4	168,342
Total Sales - Retail Leathercraft		$12,577,621		$9,193,196

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

	THREE MONTHS		NINE MONTHS
	2005	2004	2005	2004
NET SALES	$11,777,133	$10,580,074	$36,666,349	$33,720,764
COST OF SALES	5,013,331	4,640,641	15,845,392	15,075,359
Gross Profit	6,763,802	5,939,433	20,820,957	18,645,405

OPERATING EXPENSES	5,865,676	5,164,190	17,031,669	15,569,191
INCOME FROM OPERATIONS	898,126	775,243	3,789,288	3,076,214

Interest expense	-	14,910	3,188	41,019
Other, net	(80,185)	(30,600)	(104,404)	(3,509)
Total other (income) expense	(80,185)	(15,690)	(101,216)	37,510
INCOME BEFORE INCOME TAXES	978,311	790,933	3,890,504	3,038,704
PROVISION FOR INCOME TAXES	282,221	363,548	1,357,522	1,124,141
NET INCOME	$696,090	$427,385	$2,532,982	$1,914,563
NET INCOME PER COMMON SHARE - BASIC	$0.07	$0.04	$0.24	$0.18
NET INCOME PER COMMON SHARE - DILUTED	$0.06	$0.04	$0.23	$0.17

Weighted Average Number of Shares Outstanding:
Basic	10,679,389	10,560,661	10,626,857	10,540,374
Diluted	11,029,840	10,931,940	10,965,922	10,986,541

TANDY LEATHER FACTORY, INC.
CONSOLIDATED BALANCE SHEETS
	09/30/05 (unaudited)	12/31/04
Cash	$1,768,175	$2,560,202
Accounts receivable, net of allowance for doubtful accounts	2,407,452	2,032,289
Inventory	17,534,039	12,749,709
Prepaid income taxes	7,504	-
Deferred income taxes	274,071	199,308
Other current assets	860,484	629,723
Total current assets	22,851,725	18,171,231
Property and equipment, net	1,785,312	1,904,565
Goodwill and other intangibles, net	1,155,033	1,180,618
Other assets	1,079,316	910,749
	$26,871,386	$22,167,163

Accounts payable	$3,266,147	$1,954,146
Accrued expenses and other liabilities	3,055,525	1,682,003
Income taxes payable	-	22,764
Current maturities of capital lease obligations and long-term debt	134,067	134,067
Total current liabilities	6,455,739	3,792,980
Deferred income taxes	214,025	313,006
Capital lease obligations and long-term debt, net of current maturities	145,239	750,944
Total Liabilities	6,815,003	4,856,930

Common stock	25,729	25,345
Paid-in capital	4,971,028	4,796,999
Retained earnings	14,991,741	12,458,760
Treasury stock	(25,487)	(25,487)
Accumulated other comprehensive loss	93,372	54,616
Total Stockholders' Equity	20,056,383	17,310,233
	$26,871,386	$22,167,163

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTMEBER 30, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,532,982	$1,914,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	346,216	366,077
Gain on disposal of assets	(9,145)	-
Deferred income taxes	(173,744)	13,759
Other	35,123	3,137
Net changes in assets and liabilities:
Accounts receivable-trade, net	(375,163)	(413,810)
Inventory	(4,784,330)	(1,739,977)
Income taxes	(30,268)	191,666
Other current assets	(230,761)	93,380
Accounts payable	1,312,001	87,279
Accrued expenses and other liabilities	1,373,522	178,494
Total adjustments	(2,536,549)	(1,219,995)
Net cash provided by operating activities	(3,567)	694,568

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(197,746)	(267,552)
Payments in connection with businesses acquired	-	(156,454)
Proceeds from sale of assets	9,145	-
Increase in other assets	(168,567)	11,387
Net cash used in investing activities	(357,168)	(412,619)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in revolving credit loans	(505,154)	(786,162)
Payments on notes payable and long-term debt	(100,551)	(1,134)
Payments received on notes secured by common stock	-	5,000
Repurchase of common stock (treasury stock)	-	(23,960)
Proceeds from issuance of common stock	174,413	124,015
Net cash used in financing activities	(431,292)	(682,241)

NET CHANGE IN CASH	(792,027)	(400,292)
CASH, beginning of period	2,560,202	1,728,344

CASH, end of period	$1,768,175	$1,328,052

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$3,188	$43,960
Income taxes paid during the period, net of (refunds)	1,541,134	848,427